Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Reports Fourth Quarter and Full Year 2011 Operating and Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (February 29, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today announced operating and financial results for the fourth quarter and full year ended December 31, 2011, and provided an update on the Company’s key business initiatives.

“EpiCept has marked several important achievements and milestones since our last quarterly report,” stated Jack Talley, EpiCept President and CEO. “Our most significant milestone was the outcome of our End-of-Phase II meeting with the U.S. Food and Drug Administration (FDA) concerning AmiKet™, a combination topical cream of amitriptyline 4% and ketamine 2%. We were pleased to receive FDA approval to start Phase III activities with AmiKet™. We were also delighted with the encouragement we received from the FDA to file for Fast Track status and a suggestion to consider alternative strategies with respect to the type of confirmatory pivotal study needed to file a New Drug Application (NDA). The granting of Fast Track status should provide us the opportunity to regularly consult with the FDA in order to determine the optimum path towards approval. We believe that the meaningful guidance provided to us by the FDA will positively advance our ongoing discussions with several potential partners identified by SunTrust Robinson Humphrey.”

Business Highlights

•	Successfully completed End-of-Phase II discussions with the FDA regarding the Phase III development of AmiKet™ for the treatment of chemotherapy-induced peripheral neuropathy (CIPN).

•	Obtained agreement with the FDA that EpiCept may file the NDA based on §505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which is available to filers based in part, on the agency’s findings for a previously approved drug, including amitriptyline and ketamine. AmiKet™’s nonclinical program requirements to file an NDA notably included only a single dermal carcinogenicity study along with other standard expected toxicology studies.

•	Upon FDA suggestion, an application for Fast Track designation was submitted in February 2012 for AmiKet™ in the treatment of CIPN.

•	EpiCept’s partner Meda AB continues to aggressively pursue the commercialization of Ceplene® in several key European countries.

•	The Phase I safety-portion of the National Cancer Institute-sponsored trial of crolibulin™ in combination with cisplatin in anaplastic thyroid cancer (ATC) is nearing conclusion, after which the Phase II randomized efficacy proof of concept study is expected to commence.

•	SunTrust Robinson Humphrey was engaged in January 2012 to assist in exploring strategic options to exploit the commercial opportunity of AmiKet™. The engagement is focused on the identification and execution of a strategy that will optimize AmiKet™’s value for the Company’s stockholders, which includes the evaluation of potential transactions involving the sale of the Company.

•	The Company believes that its cash is sufficient to fund operations into the third quarter of 2012. The Company has reduced certain R&D and G&A expenses in 2012 compared with 2011 and raised cash via a repricing of expiring stock purchase warrants in January 2012 and a $2 million registered direct financing in February 2012.

Business Update

•	AmiKet™ — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. In the first half of 2011, EpiCept announced positive results from a Phase IIb trial evaluating the efficacy and safety of AmiKet™ in chemotherapy-induced peripheral neuropathy (CIPN). During the fourth quarter of 2011, EpiCept met with the FDA to review clinical, regulatory and CMC plans for AmiKet™ in CIPN that would support an application for FDA marketing approval. The Company received permission to commence Phase III clinical development of AmiKet™ for the treatment of CIPN, was encouraged to apply for Fast Track designation, and was advised that a Special Protocol Assessment (SPA) would be available upon formal submission and agreement as to the Phase III trial protocol. The FDA acknowledged that painful symptoms due to CIPN represent a significant unmet medical need. Further, the FDA waived several expensive and time consuming non-clinical toxicology studies, and indicated that a single, four-arm, factorial trial may suffice for regulatory approval if combined with other pivotal clinical data in another neuropathy such as diabetic peripheral neuropathy. This guidance is expected to support ongoing partnership discussions with several interested parties, and potentially improves the value of AmiKet™.

During the fourth quarter of 2011, a U.S. market evaluation of the CIPN opportunity for AmiKet™ was completed by an independent market assessment firm engaged by EpiCept. Among the study’s conclusions was that peak annual revenue for AmiKet™ for this indication in the U.S. alone could exceed $400 million through a specialty pharmaceutical sales force of fewer than 150 targeting the top six deciles of prescribing oncologists, pain specialists and neurologists. The study also found that of the 3.5 million cases of malignant cancer diagnoses of breast, prostate, lung and ovarian cancers, an estimated 90% of all prostate and ovarian cancer patients, 75% of all breast cancer patients and more than 60% of all lung cancer patients are treated with taxanes, either alone or in combination with other chemotherapeutic drugs. Based on physician interviews, expert opinions and a review of the medical literature, the study concluded that a significant percentage of this group develops some form of CIPN, which EpiCept believes further illuminates the commercial potential of AmiKet™ in this indication.

In cancer patients, pain due to peripheral neuropathy is a dose-limiting side effect that frequently occurs during and following systemic chemotherapy. CIPN is most often characterized by pain in the hands and feet (glove and stocking distribution). The risk of CIPN typically increases with cumulative exposure to chemotherapy, and may interrupt, delay or even prevent completion of potentially curative chemotherapy regimens. CIPN may also have detrimental effects on functional capacity and quality-of-life.

The Company has enrolled more than 1,700 patients into clinical trials of AmiKet™, including a 360-patient trial that studied the efficacy of AmiKet™ compared with gabapentin and placebo in post-herpetic neuralgia (PHN), for which positive results were previously reported.

•	Ceplene® — approved in the European Union and Israel for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the deadliest form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries. Ceplene® is also licensed to Megapharm Ltd. to market and sell in Israel.

Ceplene® is currently on the list of pre-approved products for reimbursement in Germany, England, Sweden, Denmark and Italy (a temporary approval); additionally, it is available on a named-patient basis in many other countries in the European Union (EU). Reimbursement is being negotiated in France and Spain, among other countries in the EU. Meda continues to make progress in its long term strategy to position Ceplene® as the standard of care in AML relapse prevention by concentrating on gaining patient access to Ceplene® through its inclusion in clinical trials that are being conducted by key opinion leaders and by incorporating the use of Ceplene® into treatment guidelines in major countries. Following Ministry of Health approval of labeling and other technical matters, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel, until which time it is available there on a named-patient basis. Sales of Ceplene® were not material in 2011.

The Company filed its protocol for a Phase III confirmatory clinical trial for Ceplene® with the FDA in the second quarter of 2011, and a meeting with the FDA was held in September 2011 to reconcile the major protocol elements. At the meeting, the FDA indicated that as part of a registration study, the effect of Ceplene® must be isolated from the effect of IL-2; therefore the FDA’s preferred study design is a comparison of Ceplene®/IL-2 vs. IL-2 monotherapy at the same IL-2 dosing regimen as those patients receiving Ceplene®/IL-2 in combination. The FDA also indicated the need to demonstrate as the primary endpoint a significant benefit of Ceplene®/IL-2 vs. IL-2 monotherapy on overall survival. At this time, the Company remains concerned about its ability to conduct this trial given that IL-2 monotherapy has failed to demonstrate any significant statistical or clinical benefit in maintaining AML remission in six separate clinical trials conducted by several prominent international study groups in the past several years; further, the significant cost to run such a trial and the time required to achieve a meaningful overall survival endpoint render its undertaking by the Company impractical at this time.

EpiCept is continuing patient enrollment for its European post-approval clinical study of Ceplene®. This study is intended to measure immune activation and the eradication of detectable minimal residual disease in AML patients serving as their own controls. More than 75 patients have been enrolled to date. Biomarker data from the first 75 patients enrolled are expected to be reported later in 2012. Thirty centers across Europe are participating in this study, with sites in Sweden, Belgium, France, the U.K., Spain, Germany and Italy. The Company intends to use the data from this single-arm, open-label trial to meet its post-approval commitment and to seek a refinement of Ceplene’s EU labeling. The data also are expected to have value for Meda in marketing Ceplene® to prescribing hematologists.

•	CrolibulinTM — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010 the NCI initiated a Phase Ib/II trial for crolibulinTM to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC). Trial enrollment has progressed to the third and final dosing cohort for the Phase Ib portion of this trial. The Phase II randomized proof of concept efficacy portion of the trial is anticipated to begin in the first half of 2012.

•	Azixa™* — a compound discovered by EpiCept and licensed to Myrexis, Inc. as part of an exclusive, worldwide development and commercialization agreement. AzixaTM has received orphan drug status in the U.S. for the treatment of glioblastoma multiforme (GBM). In June 2011, Myrexis presented Phase II clinical results at the American Society of Clinical Oncology (ASCO) Annual Meeting from the Company’s open-label study in patients with recurrent GBM, concluding that AzixaTM was active and well tolerated in patients who failed first-line therapy.

Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an evaluation of available strategic alternatives to enhance shareholder value that is being undertaken by its investment bank on behalf of Myrexis’ Board of Directors. Myrexis is initiating an alignment of resources consistent with its decision to suspend further development activities. EpiCept is closely monitoring the developments and intends to enforce its rights as appropriate under its license agreement with Myrexis.

Financial and Operating Highlights

EpiCept’s net loss for the fourth quarter of 2011 was $3.5 million, or $0.05 per share, compared with a net loss of $3.0 million, or $0.06 per share for the fourth quarter of 2010. The net loss for the full year 2011 was $15.7 million, or $0.23 per share, compared with a net loss of $15.5 million, or $0.32 per share, for the full year 2010.

Fourth Quarter 2011 vs. Fourth Quarter 2010

Revenue
The Company recognized revenue of $0.2 million during the fourth quarter of 2011, a decrease of $0.1 million compared with $0.3 million in the fourth quarter of 2010. The decrease was primarily related to lower product revenue from the sales of Ceplene® in 2011.

Cost of Goods Sold
Cost of goods sold in the fourth quarters of 2011 and 2010 was $0.3 million and $0.6 million, respectively, consisting primarily of a $0.3 million and $0.5 million expense, respectively, for Ceplene® inventory the Company believes will not be sold prior to reaching its product expiration date.

Selling, General and Administrative (SG&A) Expense
SG&A expense in the fourth quarter of 2011 decreased by 38%, or $0.6 million, to $1.0 million compared with $1.6 million in the fourth quarter of 2010. The decrease in SG&A expense was primarily related to the elimination of the Company’s marketing staff in late 2010 following the FDA’s refusal to accept the Ceplene NDA, lower salary-related expenses and the reversal of a legal reserve that was previously recorded.

Research and Development Expense
Research and development expense in the fourth quarter of 2011 increased by 7%, or $0.1 million, to $1.6 million compared with $1.5 million in the fourth quarter of 2010. This increase was primarily related to higher clinical trial expenses for Ceplene® and for expenses incurred in preparation for the AmiKet™ End-of-Phase II meeting with the FDA.

Other Income (Expense)
Other income (expense) during the fourth quarters of 2011 and 2010 amounted to net expense of $0.8 million and net income of $0.4 million, respectively. The primary component of other expense in 2011 was interest expense on the Company’s senior secured debt and foreign exchange loss. The primary component of other income in the fourth quarter of 2010 was a tax grant of $0.7 million received from the Internal Revenue Service (IRS) as part of the Qualifying Therapeutic Discovery Project Program, partially offset by interest expense and a foreign exchange loss.

Full Year 2011 vs. Full Year 2010

Revenue
During the years 2011 and 2010, the Company recognized revenue of $0.9 million and $1.0 million, respectively. Revenue was primarily related to the recognition of deferred revenue from the Company’s license agreements with its partners, as well as to royalties with respect to certain technology and sales of Ceplene® during 2011 and 2010.

Cost of Goods Sold
Cost of goods sold in 2011 and 2010 was $0.7 million and $1.0 million, respectively, consisting primarily of a $0.7 million and $0.9 million expense, respectively, for Ceplene® inventory the Company believes will not be sold prior to reaching its product expiration date.

Selling, General and Administrative Expense
SG&A expense in 2011 decreased by approximately 10%, or $0.7 million, to $6.5 million compared with $7.2 million in 2010. The decrease in SG&A expense can be attributed to lower salary-related expenses and the elimination of the Company’s marketing staff in late 2010, which was partially offset by certain financing-related activities.

Research and Development Expense
Research and development expense in 2011 decreased by approximately 2%, or $0.2 million, to $7.9 million compared with $8.1 million in 2010. The decrease compared with 2010 was primarily attributable to lower salary-related expenses and lower patent maintenance fees.

Other Income (Expense)
Other income (expense) during 2011 amounted to a net expense of $1.6 million compared with a net expense of $0.2 million during 2010. The $1.4 million increase in other expense, net was primarily related to a $0.9 million increase in interest expense and amortization of debt issuance costs and discount related to the Company’s senior secured debt and receipt of a $0.7 million tax grant in 2010 from the IRS as part of the Qualifying Therapeutic Discovery Project Program, for which no grant was received in 2011. Other income (expense) was positively impacted by a $0.3 million foreign exchange loss in 2011, compared with a $0.5 million foreign exchange loss in 2010.

EpiCept also announced today that in its Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s independent registered public accounting firm is expected to express an unqualified opinion on the December 31, 2011 consolidated financial statements and will include an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. EpiCept’s Annual Report will be available on or about April 15, 2012 on the Company’s website and at www.sec.gov. EpiCept expects to release its interim results for the period ending March 31, 2012 on or about May 11, 2012.

Liquidity

EpiCept had approximately $6.4 million in cash and cash equivalents as of December 31, 2011. In February 2012 the Company announced that it received approximately $1.8 million cash, net of $0.2 million in transaction costs, from the issuance of 2,000 shares of the Company’s Series A 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 5.0 million shares of the Company’s Common Stock. The Shares of Preferred Stock are convertible into an aggregate of 10.0 million shares of the Company’s Common Stock. The Company believes that its current cash is sufficient to fund operations into the third quarter of 2012.

The Company engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™ for the treatment of CIPN following taxane-based therapy. The engagement is focused on the identification and implementation of a strategy designed to optimize AmiKet™’s value for the Company’s stockholders, which includes the evaluation of potential transactions involving the sale of the Company. EpiCept is considering various financing opportunities to obtain additional cash resources to fund operations and clinical trials, including the sale or licensing of assets and the sale of equity securities. While the Company expects to receive cash from sales of Ceplene® to Meda and royalties on the sales of Ceplene® by Meda and Megapharm, such cash payments are not expected to provide meaningful funding for the Company’s operations in 2012.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on February 29, 2012 beginning at 9:00 a.m. Eastern time.

To participate in the live call, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 56255177). The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The webcast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (855) 859-2056 or from international locations (404) 537-3406 (please reference reservation number 56255177).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s lead oncology product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	December 31,
	2011	2010
Cash and cash equivalents	$6,378	$2,435
Inventory	360	1,004
Property and equipment, net	120	222
Total assets	$7,521	$4,689
Accounts payable and other accrued liabilities	$3,333	$3,389
Deferred revenue	12,947	13,826
Notes and loans payable	8,022	972
Total stockholders’ deficit	(17,146)	(14,135)
Total liabilities and stockholders’ deficit	$7,521	$4,689

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Product net revenues	4	78	39	158
Licensing and other revenues	203	213	905	836

Total net revenues	$207	$291	$944	$994

Operating expenses:
Cost of product net revenues	281	573	692	997
Selling, general and administrative	1,039	1,612	6,452	7,244
Research and development	1,561	1,459	7,853	8,127

Total operating expenses	2,881	3,644	14,997	16,368

Loss from operations	(2,674)	(3,353)	(14,053)	(15,374)

Other income (expense):
Interest income	2	1	12	7
Foreign exchange gain (loss)	(378)	(180)	(340)	(538)
Interest expense	(401)	(173)	(1,271)	(361)
Miscellaneous income	—	733	—	733

Other income (expense), net	(777)	381	(1,599)	(159)

Net loss before income taxes	(3,451)	(2,972)	(15,652)	(15,533)
Income taxes	—	—	(4)	(4)

Net loss	$(3,451)	$(2,972)	$(15,656)	$(15,537)

Basic and diluted loss per common share	$(0.05)	$(0.06)	$(0.23)	$(0.32)

Weighted average common shares outstanding *	71,003,667	52,466,655	68,313,381	47,853,560

• Reflects a 1:3 reverse split effected in January 2010.

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Year Ended December 31,
	2011	2010
Net cash used in operating activities	$(14,002)	$(10,400)
Net cash provided by (used in) investing activities	97	63
Net cash provided by financing activities	17,840	7,637
Effect of exchange rate changes on cash	8	(7)

Net increase (decrease) in cash and cash equivalents	3,943	(2,707)
Cash and cash equivalents at beginning of year	2,435	5,142

Cash and cash equivalents at end of year	$6,378	$2,435

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Year Ended December 31,
	2011	2010
Stockholders’ deficit at beginning of year	$(14,135)	$(9,079)
Net loss for the period	(15,656)	(15,537)
Stock-based compensation expense	930	959
Foreign currency translation adjustment	299	661
Share and warrant issuance	10,872	8,088
Exercise of options and warrants	—	773
Warrant issuance	544	—

Stockholders’ deficit at end of year	$(17,146)	$(14,135)

As of February 29, 2012, EpiCept had 78,531,370 shares outstanding.

# # #

*Azixa is a registered trademark of Myrexis, Inc.

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